Exhibit 99.1

Appvion to host a meeting in NYC December 10

for its current bondholders and lenders

Appvion will host an investor meeting in New York City on December 10, 2015. The meeting is open to all of Appvion’s current Second Lien Secured noteholders as well as lenders in its Senior Secured Credit Facilities and will provide an opportunity to meet members of Appvion’s management team.

Chief Executive Officer Kevin Gilligan; Chief Financial Officer Tom Ferree; Vice President and General Manager of Carbonless and Specialty Papers Ethan Haas; and Vice President and General Manager of Thermal Papers Justin Merritt will provide business and financial updates and a Q&A opportunity for all attendees.

There will also be a separate session that will include forward-looking commentary for private-side lenders of record. Non-lenders will not be permitted to attend. This is an update meeting only with no requests for amendments or modifications to the existing agreements.

The meeting will be held in Manhattan beginning at 9 a.m. and will conclude by 11:30 a.m. The number of reservations we receive will determine the specific location and room size for the meeting.

Please submit your reservation and contact information by November 30 to

Maria Van Groll at Appvion: mvangroll@appvion.com or 920-991-7235.

We will provide location specifics for the meeting shortly thereafter.

825 East Wisconsin Avenue	P.O. Box 359	Appleton, WI	54912-0359	920-734-9841	appvion.com